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Exhibit 3.10

                               AMENDMENT TO BYLAWS
                               -------------------



         In accordance with Article IX of the Restated and Amended Bylaws of Telenetics Corporation, a California corporation (the "Corporation"), pursuant to at a meeting of the Board of Directors of the Corporation on August 8, 2001,
Article III, Section 2 of the Corporation's Restated and Amended Bylaws has been amended to read in its entirety as follows:

         "SECTION 2. NUMBER OF DIRECTORS. The Board of Directors shall consist of such number of directors, not less than five (5) nor more than nine
         (9), as may be determined from time to time by the Board of Directors subject to the provisions of the Articles of Incorporation. The exact number of directors shall be six (6) until changed by the Board of Directors pursuant to and in accordance with the provisions of this
         Section 2 of this Article III of these Bylaws. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

         The remainder of the Corporation's Restated and Amended Bylaws remain in full force and effect.


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                            CERTIFICATE OF SECRETARY



         The undersigned hereby certifies that:

         (1) The undersigned is the duly elected and acting Secretary of Telenetics Corporation, a California corporation (the "Company"); and

         (2) The foregoing Amendment to Bylaws constitutes the Amendment to Bylaws of the Company as duly adopted and approved at a meeting of the Board of Directors of the Company held on August 8, 2001.

         IN WITNESS WHEREOF, I have hereunto subscribed my name as of the 8th day of August, 2001.


                                         /S/ David L. Stone
                                         ------------------------------------
                                         David L. Stone, Secretary




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